                                                                                               ------------------------------
 FORM 4                                                                                        |       OMB APPROVAL         |
                                                                                               |----------------------------|
                                               U.S. SECURITIES AND EXCHANGE COMMISSION         |OMB Number         3235-0287|
[X] Check box if no longer                              WASHINGTON, D.C. 20549                 |Expires:  September 30, 1998|
    subject to Section 16. Form                                                                |Estimated average burden    |
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP        |hours per response.......0.5|
    continue. See Instruction 1(b).                                                            ------------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
  Godsey       C.           Wayne        |  Pulitzer Publishing Company (PTZ)              |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
  900 North Tucker Boulevard             |   if an Entity        |  March 1999             |     -----
                                         |   (Voluntary)         |                         |  Executive Vice President of Pulitzer
                                         |                       |                         |  Broadcasting Company
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
 St. Louis       MO             63101    |    ###-##-####        |     (Month/Year)        |  X  Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
------------------------------------------------------------------------------------------------------------------------------------
                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock, $.01 par value            |03/18/1999   |U (01) |       |1228.417|  D   |          |      0      |   D     |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 12/20/| 12/20/ | Stock, |     1467  | $60.4171
 (right to buy)         | $18.5454    |03/18/1999| D     |    |        |    1467 | 1993  | 2002   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 12/21/| 12/21/ | Stock, |     6667  | $56.9875
 (right to buy)         | $21.9750    |03/18/1999| D     |    |        |    6667 | 1994  | 2003   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 11/02/| 11/02/ | Stock, |     6667  | $57.4375
 (right to buy)         | $21.5250    |03/18/1999| D     |    |        |    6667 | 1995  | 2004   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 07/26/| 07/26/ | Stock, |     6667  | $44.8375
 (right to buy)         | $34.1250    |03/18/1999| D     |    |        |    6667 | 1996  | 2005   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 12/19/| 12/19/ | Stock, |     5333  | $44.5563
 (right to buy)         | $34.4062    |03/18/1999| D     |    |        |    5333 | 1996  | 2005   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 12/18/| 12/18/ | Stock, |     4000  | $32.7125
 (right to buy)         | $42.2500    |03/18/1999| D     |    |        |    4000 | 1997  | 2006   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        | Common |           |
 Stock Option           |             |          |       |    |        |         | 12/18/| 12/18/ | Stock, |     8000  | $20.1500
 (right to buy)         | $58.8125    |03/18/1999| D     |    |        |    8000 | 1998  | 2007   | $.01   |           |
                        |             |          |   (02)|    |        |         |       |        | par    |           |
                        |             |          |       |    |        |         |       |        | value  |           |
------------------------------------------------------------------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
      0           |          D             |
------------------|------------------------|------------------------------
      0           |          D             |
------------------|------------------------|------------------------------
      0           |          D             |
------------------|------------------------|------------------------------
      0           |          D             |
------------------|------------------------|------------------------------
      0           |          D             |
------------------|------------------------|------------------------------
      0           |          D             |
--------------------------------------------------------------------------
      0           |          D             |
--------------------------------------------------------------------------
Explanation of Responses:

    (01) Table I.  Item 3.
         Effective as of March 18, 1999, Pulitzer Publishing Company (the "Company") completed the spin-off of its publishing and new media properties and consummated the merger of the Company with and into Hearst-Argyle Television, Inc.
         ("Hearst-Argyle"). In the merger, each share of the Company's Common Stock and Class B Common Stock was converted into the right to receive 1.63914877 shares of Hearst-Argyle's Series A Common Stock.

    (02) Table II. Item 3.
         Effective as of March 18, 1999, Pulitzer Publishing Company (the "Company") completed the spin-off of its publishing and new media properties and consummated the merger of the Company with and into Hearst-Argyle Television, Inc. Immediately prior to the effectiveness of the merger, all outstanding options under the Pulitzer Publishing Company 1994 Stock Option
         Plan, whether or not vested, were cashed out by taking the excess of the cashout price of $78.9625 subtracted by


  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                           /s/ Wayne C. Godsey               4/9/99
                                                                                           --------------------------------  -------
                                                                                           Signature of Reporting Person(1)    Date

  Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.



EXPLANATION OF RESPONSES (cont.)                                      FORM 4

cont. (02) the option exercise price covering each of the options.